EXHIBIT 10.18

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF TEXAS

(AUSTIN DIVISION)

GLENN ADAIR, Derivatively and on Behalf of Nominal Defendant Motive, Inc.,	: : : :	Case No. A-06-CA-017-LY
Plaintiff,	:
v.	:
SCOTT L. HARMON, PAUL M. BAKER, VIRGINIA GAMBALE, MICHAEL J. MAPLES, SR., TOM MEREDITH, DAVID SIKORA, HARVEY WHITE, ERIC L. JONES, MICHAEL LaVIGNA and JOHN D. THORNTON,	: : : : : : :
Defendants,	:
and	:
MOTIVE, INC.,	: :
Nominal Defendant.	:

STIPULATION OF SETTLEMENT

This Stipulation dated as of December 6, 2007 (the “Derivative Stipulation”) is submitted pursuant to Rule 23.1 of the Federal Rules of Civil Procedure. Subject to the approval of the United States District Court for the Western District of Texas – Austin Division (the “Court”), this Derivative Stipulation is entered into among plaintiff (“Derivative Plaintiff”) in the above-captioned action (the “Derivative Action”), nominal defendant Motive, Inc. (“Motive” or the “Company”) and certain of Motive’s current and former directors and officers who have been named defendant this action, including Scott L. Harmon, Paul M. Baker, Virginia Gambale, Michael J. Maples, Sr., Tom Meredith, David Sikora, Harvey White, Eric L. Jones, Michael LaVigna and John D. Thornton (the “Settling Individual Defendants”) (together with Motive, the “Defendants”), by and through their respective counsel.

I.	RECITALS

WHEREAS:

A. The following actions are pending against Motive and certain of its present or former officers and directors:

(1) Lisa St. Aubin, Sara Jackson, and City of Bethlehem Aggregated Pension Fund, on behalf of themselves and a purported class of Motive shareholders v. Motive, Inc., Scott L. Harmon, Paul M. Baker, Eric I. Jones, Michael LaVigna, Michael J. Maples, Thomas Meredith, David Sikora, and John D. Thornton, United States District Court for the Western District of Texas – Austin Division, Civil Action Number A05CA923LY.

(2) Glenn Adair derivatively on behalf of nominal defendant, Motive, Inc., v. Scott L. Harmon, Paul M. Baker, Virginia Gambale, Michael J. Maples, Sr., Tom Meredith, David Sikora, Harvey White, Eric L. Jones, Michael LaVigna and John D. Thornton, United States District Court for the Western District of Texas – Austin Division, Civil Action Number A06CA017LY.

B. On January 9, 2006, Derivative Plaintiff filed the Derivative Action in the Western District of Texas – Austin Division against Motive as a nominal defendant and the Settling Individual Defendants.

C. Derivative Plaintiff’s claims arise out of alleged breaches of fiduciary duty by the Settling Individual Defendants during the period June 25, 2004 through the present. Derivative Plaintiff claims that, during the relevant period, Motive projected inflated revenues: provided guidance which was false or misleading; and did not disclose that there was a decline in demand for the Company’s management automation software. As a result of this alleged conduct, Derivative Plaintiff claims that the Settling Individual Defendants breached their fiduciary duties to Motive.

D. Derivative Plaintiff’s Counsel has conducted a thorough investigation relating to the claims and the underlying events and transactions asserted in the Derivative Action. Derivative Plaintiff’s Counsel has analyzed the evidence adduced during their factual investigation and has researched the applicable law with respect to Motive’s claims against the Settling Individual Defendants and the potential defenses thereto. Based upon their investigation and confirmatory discovery regarding the information set forth above, Derivative Plaintiff’s Counsel has concluded that the terms and conditions of this Derivative Stipulation are fair, reasonable and adequate to Derivative Plaintiff and Motive, and in their best interests, and has recommended that Derivative Plaintiff, derivatively on behalf of Motive, settle the claims raised in the Derivative Action pursuant to the terms and provisions of this Derivative Stipulation.

F. The Settling Individual Defendants individually and collectively deny all allegations of any wrongdoing whatsoever. The Derivative Plaintiff denies that any allegations in the Derivative Complaint were made in bad faith or without an adequate basis in fact under Federal Rule of Civil Procedure 11. The Settling Parties agree that this Derivative Stipulation shall in no event be construed or deemed to be evidence of or an admission or concession on the part of Motive or any Settling Individual Defendant with respect to any claim or of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that Motive Or the Settling Individual Defendants have asserted or could have asserted. The Settling Parties further agree that this Derivative Stipulation shall not be construed or deemed to be a concession by the Derivative Plaintiff of any infirmity in the claims asserted in the Derivative Action.

G. The parties to this Derivative Stipulation acknowledge that this Derivative Action is being voluntarily settled upon advice of counsel and that the terms of the Derivative Settlement are fair, adequate and reasonable.

NOW THEREFORE, without any admission or concession on the part of Derivative Plaintiff of any lack of merit of the Derivative Action whatsoever, and without any admission or concession of any liability or wrongdoing or lack of merit in the defenses whatsoever by Motive or the Settling Individual Defendants, it is hereby STIPULATED AND AGREED, by and among the parties to this Derivative Stipulation, through their respective attorneys, subject to approval of the Court pursuant to Rule 23.1 of the Federal Rules of Civil Procedure, and in consideration of the benefits flowing to the parties hereto from the Settlement, that all Released Claims against the Released Persons, and the Released Settling Defendants’ Claims, shall be compromised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:

II.	SETTLEMENT TERMS

CERTAIN DEFINITIONS

1. As used in this Derivative Stipulation, the following terms shall have She following meanings.

a) “Derivative Plaintiff” means Glenn Adair, the plaintiff in this Derivative Action.

(b) “Derivative Plaintiff’s Counsel” means:

Brian M. Felgoise, Esquire

Law Offices of Brian M. Felgoise, P.C.

261 Old York Road - Suite 423

Jenkintown, PA 19046

(c) “Derivative Settlement” means the settlement contemplated by this Derivative Stipulation.

(d) “Effective Date of Settlement” or “Effective Date” means the first date by which all of the events and conditions specified in Section 2, ¶ 13 of this Derivative Stipulation have occurred.

(e) “Entity” means any form of corporation, company, partnership, association, trust or other business entity of any kind, including foreign or domestic, for-profit or not-for-profit, charitable, taxable or non-taxable or publicly or privately owned, and includes any and all predecessors, successors and assigns of the Entity, their and its present or former parents, subsidiaries, departments, divisions or affiliates and, for all the foregoing, their respective present or former directors, officers, members, partners, principals, associates, employees, agents, fiduciaries, trusts, trustees, beneficiaries, insurers, reinsurers, attorneys, accountants, investment bankers, underwriters, any other advisors, lenders, receivers, representatives, successors, assigns and any other persons or Entities formerly or currently acting on behalf, for the benefit or in place of them.

(f) “Non-Settling Defendants” shall include any person or Entity who Derivative Plaintiff or Motive may hereafter sue on any claim based upon, relating to, or arising out of the Released Claims of the Settling Defendants’ Released Claims.

(g) “Order of Final Judgment and Dismissal” means an Order of the Court approving this Derivative Stipulation and dismissing the Derivative Action in substantially the form attached hereto as “Exhibit A”.

(h) “Released Claims” means any and all claims (including “Unknown Claims” as defined in Section 2, ¶ 1 (o) hereof), demands, rights, liabilities, and causes of action of every nature and description whatsoever, whether known or unknown, whether or not concealed or hidden, asserted or that could have been asserted by the Derivative Plaintiff or by other Shareholders arising out of, or relating to, or in connection with the facts, transactions, events, occurrences, disclosures, statements, omissions or failures to act which were asserted or could have been asserted in the Derivative Action, including without limitation, alarms for negligence, gross negligence, breach of fiduciary duty, violation of any state or federal securities laws, or violations of any other state or federal statutes, rules or regulations, provided, however, that Released Claims shall not include any claims that the Derivative Plaintiff, any Shareholder, Motive, or the Settling Individual Defendants may have against Ernst & Young (“E&Y”).

(i) “Released Persons” means Motive, the Settling Individual Defendants, and each and all of their respective past or present directors, officers, employees, partners, insurers, co-insurers, reinsurers, agents, representatives, controlling shareholders, attorneys, accountants or auditors, investment advisors, investment bankers, underwriters, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, any entity in which Motive or a Settling Individual Defendant has a controlling interest, any retirement plans, any members of a Settling Individual Defendant’s immediate family, or any trust of which a Settling Individual Defendant is the settlor of or which is for the benefit of a Settling Individual Defendant’s family, provided, however, that Released Persons shall not include E&Y.

(j) “Released Settling Defendants’ Claims” means any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown Claims, that have been or could have been asserted in the Derivative Action or any Forum by the

Defendants or any of them or the successors and assigns of any of them against the Derivative Plaintiff of the Derivative Plaintiff’s Counsel, which arise out of or relate in any way to the institution, prosecution, or settlement of the Derivative Action (except claims to enforce the Derivative Settlement).

(k) “Releasors” means Derivative Plaintiff, the Shareholders, and Motive.

(l) “Securities Class Action Stipulation” means the Stipulation and Agreement of Settlement of the Securities Class Action entered into by certain of the parties in the Securities Class Action.

(m) “Settling Parties” means Derivative Plaintiff, Motive, Scott L. Harmon, Paul M. Baker, Virginia Gambale, Michael J. Maples, Sr., Tom Meredith, David Sikora, Harvey White, Eric L. Jones, Michael LaVigna and John D. Thornton.

(n) “Shareholders” means any registered or beneficial holders of Motive common stock as of five business days after the entry of the Preliminary Order, as defined herein.

(o) “Unknown Claims” means (i) all claims, demands, rights, liabilities, and causes of action of every nature and description which the Derivative Plaintiff or any Shareholder does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to the Derivative Settlement; and (ii) all claims, demands, rights, liabilities, and causes of action of every nature and description which any Defendant does not know or suspect to exist in his, her or its favor at the rime of the release of the Released Settling Defendants’ Claims which, if known by him, her or it, might have affected his, her or its settlement and release of the Released Settling Defendants’ Claims, provided, however, that Unknown Claims shall not include any claims that the Derivative Plaintiff, any Shareholder, Motive, or the Settling Individual Defendants may have against E&Y. With respect to any and all Released Claims and Released Settling Defendants’ Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Settling Parties shall expressly waive any and all provisions, rights and benefits of common law, which are similar, comparable or equivalent to California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND

TO CLAIMS WHICH THE CREDITOR DOES

NOT KNOW OR SUSPECT TO EXIST IN HIS

FAVOR AT THE TIME OF EXECUTING THE

RELEASE, WHICH IF KNOWN BY HIM MUST

HAVE MATERIALLY AFFECTED HIS

SETTLEMENT WITH THE DEBTOR.

The Settling Parties acknowledge, and each Motive Shareholder by operation of law shall be deemed to have acknowledged, that the inclusion of Unknown Claims in the definition of Released Claims and Released Settling Defendants’ Claims was separately bargained for and was a key element of the Settlement.

(p) “Notice” means the Notice of Pendency and Proposed Partial Settlement of Class Action and Derivative Action and Motion for Attorneys’ Fees and Expenses which is being sent in the form attached hereto as “Exhibit B”.

SCOPE AND EFFECT OF SETTLEMENT

2. The obligations incurred pursuant to this Derivative Stipulation shall be in full and final release, settlement and disposition of the Derivative Action, any and all Settled Derivative Claims against all Released Persons, and any and all Released Settling Defendants’ Claims.

3. Upon the Effective Date of this Settlement, Derivative Plaintiff and the Shareholders, derivatively on behalf of Motive, and Motive shall be deemed to have and, by operation of the Order of Final Judgment and Dismissal, shall have, fully, finally, and forever released, relinquished and discharged ail Released Claims against all Released Persons. In addition, upon the Effective Date of this, Settlement, Motive and the Settling Individual Defendants shall be deemed to have and, by operation of the Order of Final Judgment and Dismissal, shall have, fully, finally, and forever released, relinquished, and discharged all Released Settling Defendants’ Claims against Derivative Plaintiff and Derivative Plaintiff’s Counsel.

4. Notwithstanding anything to the contrary in ¶3 above or elsewhere in this Derivative Stipulation, each of the Settling Parties expressly reserves the right to bring claims against any of the other Settling Parties to enforce any provision of this Derivative Stipulation as against such other Settling Party. Each Settling Party acknowledges and agrees that any of the other Settling Parties may assert before this Court any such claim, and may further request that this Court enforce any provision of this Derivative Stipulation that has been materially breached by means of an order for specific performance against the breaching Settling Party, and each Settling Party further hereby acknowledges and agrees that it submits to the jurisdiction of this Court for purposes of the pursuit of any such claim against it, and, if the Court finds that such Settling Party has materially breached all or any portion of this Derivative Stipulation, each Settling Party agrees that the Court may, together with any other relief deemed appropriate by the Court, issue an order for specific performance against such materially breaching Settling Party (provided, however, that nothing contained in this paragraph shall preclude any Settling Party from which any form of specific performance may be ordered by the Court from appealing such order on the grounds that such Settling Party did not materially breach this Derivative Stipulation).

THE SETTLEMENT CONSIDERATION

5. After the initiation of this Derivative Action, Motive implemented a number of corporate governance changes. The Settling Individual Defendants and Motive acknowledge that some of these corporate governance changes and control improvements address issues that were raised in this Derivative Action and further acknowledge that the changes and control improvements were made in the context of the litigation of this Derivative Action, which were a positive factor in their adoption.

6. In full and final settlement of this Derivative Action, the Settling Parties agree that the Board of Directors of Motive have agreed to the following:

(a) The Company has taken corrective action with respect to certain Company personnel.

(1) The Company has taken corrective action regarding the Company’s former CEO and former CFO. On January 20, 2006, the Company’s Board of Directors asked the former CFO for his immediate resignation and he immediately tendered his resignation from all positions within the Company. Simultaneously, the Company’s Board of Directors directed the former CEO to immediately disassociate himself from any involvement in (i) the preparation and analysis of the Company’s books and records, (ii) the Company’s financial reporting, and (iii) actions related to the Company’s pending restatement. On February 20, 2007, the former CEO resigned from all positions with the Company.

(2) The Company replaced the former CEO and former CFO with seasoned executives of impeccable reputations, substantive track records of business success and demonstrated commitments to ethics and integrity.

(3) The Company has strengthened its finance and accounting department by hiring a new Assistant Controller, a new Corporate Controller, a Revenue Accountant and an SEC Reporting Manager.

(b) The Company has taken action to strengthen its accounting controls, procedures and training.

(1) The Company no longer recognizes revenue on the Company’s bundled or multiple-element software arrangements as if VSOE of fair value for the maintenance element exists, but instead recognizes all revenue for such arrangements ratably over the duration of the arrangement, assuming all other revenue recognition criteria are met.

(2) The Company’s revenue recognition policy has been revised so that the Company will only record revenue for its reseller transactions upon cash collection, assuming all other revenue recognition criteria are met.

(3) The Company’s revenue recognition policy has been revised so that in transactions where the quantity of licenses to be sold under an agreement is not fixed and determinable, the Company will only recognize revenue associated with prepayments under such agreement as the related licenses are sold, assuming all other revenue recognition criteria are met.

(4) The Company has communicated at all levels the importance of integrity in accounting judgments and of accurate data gathering and documentation to support accounting judgments.

(5) The Company has adopted new accounting procedures with respect to revenue recognition so that all policies and procedures are clearly explained and consistently applied, and provided necessary training regarding the same.

(6) The Company has established a program of regular training seminars for accounting and financial personnel provided in-house and by third parties.

(7) The Company has established a process for coordinated oversight of the Company’s revenue recognition procedures by the Company’s outsourced internal audit professionals and by the Company’s outside auditors.

(8) The Company has adopted new control procedures with respect to material accounts so that all accounting policies and procedures are consistently applied, and provide necessary training regarding the same.

(c) The Company has investigated certain issues in connection with the Company’s acquisition of BroadJump, Inc. and taken appropriate action to ensure that the appropriate accounting treatment is accorded to the BroadJump transaction.

(d) The Company has improved the effectiveness of the Company’s internal audit function.

(1) The Company has engaged an outside audit firm to perform the Company’s internal audit function on an outsourced basis.

(2) The Company has strengthened its procedures to ensure that departments, locations and individuals implement procedures that address issues or problems identified in the findings of the Company’s internal audit professionals and to ensure that the internal audit professionals promptly follow-up on identified issues or problems to confirm that such issues or problems have been appropriately resolved.

(3) The Company will continue to evaluate the effectiveness of the Company’s outsourced internal audit professionals.

(e) The Company has taken steps to strengthen the Company’s Code of Business Conduct and Ethics and procedures for monitoring compliance therewith.

(1) The Company has adopted a revised code of conduct reinforcing the Company’s commitment to its culture of honesty and integrity and established a procedure for written confirmation of compliance with the Company’s revised code of conduct on an annual basis for all employees.

(2) The Company has provided training for the Company’s employees regarding the Company’s Code of Business Conduct and Ethics, and related ethics and compliance training.

(f) The Company will continue to place additional emphasis on the Company’s culture of honesty and integrity.

(g) Motive’s Corporate Governance and Nominating Committee will be chaired by an outside independent director. The Corporate Governance Committee will review Motive’s corporate governance principles annually to ensure that the company principles continue to meet best practices.

(h) The Company’s independent auditor will not perform any consulting work for Motive other than tax consulting work unless specifically approved by the Audit Committee.

(i) All of the monitoring of the independent auditors will be conduced by the Audit Committee of the Board of Directors. Motive will use its best efforts to have each member of the audit committee be considered a financial expert determined by the Board pursuant to the NASDAQ standard.

(j) The Company will create an office of Chief Ethics and Compliance Officer who is responsible for supporting the Board in its responsibility to evaluate, review and enhance the Company’s corporate compliance program and ensuring senior leadership responsibility and accountability for compliance and ethical business conduct. Jack Greenberg, General Counsel shall be the Chief Ethics and Compliance Officer who shall provide an annual report to the Board regarding the Company’s programs.

(k) The revised code of conduct and ethics will be published on Motive’s website.

(l) All employees shall acknowledge completion of educational programs in writing.

ATTORNEYS’ FEES AND EXPENSES

7. At any time following execution of this Derivative Stipulation, Derivative Plaintiff’s Counsel may make application to the Court for an award of attorneys’ fees and expenses relating to the Derivative Action (the “Derivative Action Fees and Expenses”) in an amount not to exceed one hundred seven thousand, five hundred dollars ($107,500.00). Up to that amount, Motive and the Settling Individual Defendants agree not to oppose Derivative

Plaintiff’s Counsel’s application for an award of attorneys’ fees and expenses. Payment of any award of Derivative Action Fees and Expenses shall be made to Law Offices of Brian M. Felgoise, P.C., and Motive and the Settling Defendants shall have no responsibility for the allocation of such Derivative Action Fees and Expenses.

8. Such attorneys’ fees and expenses as are awarded by the Court shall be payable to Derivative Plaintiff’s Counsel by Motive within five (5) business days after the entry of an Order by the Court approving the Derivative Action Fees and Expenses notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Derivative Settlement or any part thereof; provided, however, that Derivative Plaintiff’s Counsel shall be obliged to refund or repay the Derivative Action Fees and Expenses, plus accrued interest at the same net rate as is earned by the Derivative Action Fees and Expenses, if and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is reduced or reversed and/or the Derivative Settlement and/or the Derivative Stipulation is invalidated or held to be null and void.

9. The award of any Derivative Action Fees and Expenses is not a necessary term of this Derivative Stipulation and it is not a condition of this Derivative Stipulation that Derivative Plaintiff’s Counsel’s application for such fees and expenses be approved by the Court. The procedure for and the allowance or disallowance by the Court of any application by Derivative Plaintiff’s Counsel for fees and expenses are not part of the Derivative Settlement set forth in this Derivative Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Derivative Settlement set forth in this Derivative Stipulation and any order or proceedings relating to the application for attorneys’ fees and expenses, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel this Derivative Stipulation, or affect or delay the finality of the Order and Final Judgment of Dismissal approving this Derivative Stipulation, the Effective Date, or the settlement of the Derivative Action or the Securities Class Action.

PROCEDURE FOR APPROVAL

10. For purposes of the Derivative Settlement and this Derivative Stipulation only, the Derivative Action shall be considered properly maintained as a derivative action under Rule 23.1 of the Federal Rules of Civil Procedure by Derivative Plaintiff on behalf of Motive.

11. (a) Promptly upon the execution of this Derivative Stipulation, the Settling Parties shall jointly apply to the Court for entry of a Preliminary Order in Connection with Settlement Proceedings (the “Preliminary Order”) substantially in the form attached hereto as “Exhibit D”.

(b) On or before the dates set forth in the Preliminary Order, (i) a joint notice substantially in the form annexed as “Exhibit B” (the “Notice”) shall be mailed pursuant to Rule 23.1 of the Federal Rules of Civil Procedure in the manner provided for in the Preliminary Order, and (ii) a summary notice substantially in the form attached as Exhibit C (the “Summary Notice”) shall be published in accordance with the terms of the Securities Class Action Stipulation.

(c) The cost of the Notice of the Settlement and the Summary Notice and related expenses shall be payable pursuant to the terms of the Securities Class Action Stipulation.

12. The Settling Parties shall jointly move the Court following notice and the hearing to enter an Order of Final Judgment and Dismissal substantially in the form attached hereto as “Exhibit A”, and shall take such other action as may be necessary to effect the dismissal of the

Derivative Action. As more fully provided in paragraphs 33 and 14 hereof, this Derivative Settlement shall not become effective until the events specified in paragraph 13 have occurred and the time for extending the termination rights specified in paragraph 14 has expired.

EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

13. The Effective Date of this Derivative Settlement shall be the date when all of the following shall have occurred:

(a) entry of the Preliminary Order in the form annexed hereto as “Exhibit D”;

(b) approval of the Court of this Derivative Settlement, following notice and the Hearing, as prescribed by Rule 23.1 of the Federal Rules of Civil Procedure; and

(c) entry by the Court of an Order of Final Judgment and Dismissal, in all material respects in the form set forth in “Exhibit A” attached hereto (with only such changes in form as may be accepted by the Derivative Plaintiff, Motive and the Settling Individual Defendants), and the expiration of any time for appeal or review of such Order of Final Judgment and Dismissal, or, if any appeal is filed and not dismissed, after such Order of Final Judgment and Dismissal is upheld on appeal in all material respects and is no longer subject to review upon appeal or review by writ of certiorari.

14. The Settling Individual Defendants, Motive and the Derivative Plaintiff shall each have the right to terminate the Derivative Settlement and this Derivative Stipulation by providing written notice of their election to do so (“Termination Notice”) to all other parties hereto within thirty (30) days of (a) the Court’s declining to enter the Preliminary Order in any material respect; or (b) the Court’s refusal to approve this Derivative Stipulation or any material part of it or to enter the Order of Final Judgment and Dismissal in any material respect; or (c) the date upon which the Order of Final judgment and Dismissal is modified or reversed in any material respect.

15. Except as otherwise provided herein, in the event the Derivative Settlement and/or this Derivative Stipulation is terminated or fails to become effective for any reason, then the parties to this Derivative Stipulation shall be deemed to have, reverted to their respective status immediately prior to (he execution of the Derivative Stipulation by all parties hereto and, except as otherwise expressly provided, the patties shall proceed in all respects as if this Derivative Stipulation and any related orders had not been executed or entered.

NO ADMISSION OF WRONGDOING

16. It is expressly understood, whether or not this Derivative Stipulation is finally approved, that acceptance and execution of this Derivative Stipulation by the Settling, Parties and all negotiations, documents, statements and proceedings in connection herewith, (a) shall not be construed as, or deemed to be, an admission or concession of fact, liability, fault, negligence, wrongdoing, any validity or infirmity of any claim or defense, or any other sort of admission or concession, on the part of any of the parties; (b) except as described in this paragraph, shall not be offered or received in evidence in any action or proceeding in any court or other tribunal or offered, used or deemed in any way as an admission, concession or evidence of any liability, fault, wrongdoing or misconduct of any nature, or weakness or lack of merit of any claim or defense, by any of the parties; provided, however, that nothing herein shall prevent any of the Settling Parties from using this Derivative Stipulation, or any document or instrument delivered hereunder, or any negotiations, documents, statements, transactions or proceedings related thereto:

(a) as necessary to effectuate the Derivative Settlement contemplated herein;

(b) to effect or obtain Court approval of the Derivative Settlement contemplated herein;

(c) to enforce the terms of this Derivative Stipulation;

(d) for purposes of defending, on the grounds of res judicata, collateral estoppel, release, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim, any Released Claims or Released Settling Defendants’ Claims; or

(e) as otherwise required by law.

RELEASE AND BAR ORDER

17. It is an important element to the Settling Individual Defendants’ participation in this Derivative Settlement that they and the Released Persons obtain the fullest possible release from further liability to anyone relating to the Released Claims, and it is the intention of the parties to this Derivative Stipulation that the Derivative Settlement documented herein eliminate all further risk and liability of the Released Persons relating to the Released Claims. Accordingly, the Settling Parties agree:

(a) In accordance with paragraph 3 hereof, the Derivative Plaintiff, Motive Shareholders and Motive will release and shall be deemed to have released the Released Persons from all Released Claims.

(b) In accordance with this Derivative Stipulation, the Order of Final Judgment and Dismissal shall provide for the dismissal of the Released Claims with prejudice as to the Released Persons pursuant to Fed. R. Civ. P. 54(b).

(c) The Order of Final Judgment and Dismissal entered by the Court in connection with the Derivative Settlement shall bar and enjoin the Derivative Plaintiff, the

Releasors, Non-Settling Defendants (including all past, existing and future defendants in the litigation), third parties, the Shareholders, and any other persons or Entities sued or to be sued by the Derivative Plaintiff or the Releasors from commencing or prosecuting any action, including but not limited to any action for contribution or indemnity, against the Released Persons relating to any of the Released Claims (the “Bar Order”).

MISCELLANEOUS PROVISIONS

18. All of the exhibits attached hereto are hereby incorporated herein by reference as though fully set forth herein.

19. This Derivative Stipulation may be executed in two or more counterparts, each of which shall he deemed to be an original and all of which shall constitute one and the same document.

20. All persons and Entities executing this Derivative Stipulation thereby represent that they have been authorized and empowered to do so.

21. The parties to this Derivative Stipulation and their attorneys agree to cooperate fully with one another in seeking Court approval of this Derivative Stipulation, including in connection with any appeals, and to use their reasonable best efforts to consummate this Derivative Stipulation.

22. The Settling Parties agree that the terms of the Derivative Settlement were negotiated at arm’s length in good faith by the parties, and reflect a settlement that was reached knowingly and voluntarily and without coercion or duress of any kind, after consultation with experienced legal counsel.

23. This Derivative Stipulation and the Exhibits annexed hereto (a) may be amended or modified only by a written instrument signed by or on behalf of all of the signatories hereto or their respective successors-in-interest, and (b) cannot be amended or modified in any respect orally or by the conduct of the parties.

24. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

25. The administration and consummation of the Derivative Settlement as embodied in this Derivative Stipulation shall be under the authority of this Court and this Court shall retain exclusive jurisdiction for the purpose of entering Orders providing for awards of attorneys’ fees and expenses to Derivative Plaintiff’s Counsel and enforcing terms of this Derivative Stipulation.

26. The waiver by one party of any breach of this Derivative Stipulation by any other party shall not be deemed a waiver of any prior or subsequent breach of this Derivative Stipulation.

27. This Derivative Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

28. All notices required to be furnished to Derivative Plaintiff’s Counsel under this Derivative Stipulation shall be furnished to Brian M. Felgoise, Esquire, Law Offices of Brian M. Felgoise. P.O., 261 Old York Road, Suite 423, Jenkintown, Pennsylvania 19046.

29. All notices required to be furnished to Motive, Virginia Gambale, Michael J. Maples, Sr., Tom Meredith, David Sikora, Harvey White, Eric L. Jones, Michael LaVigna, John D. Thornton or their counsel under this Derivative Stipulation, shall be furnished to Keith Eggleton, Esquire, Rodney G. Strickland, Esquire, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, 94304. All notices required to be furnished to Paul M. Baker or his counsel under this Derivative Stipulation shall be furnished to Paul R. Bessette, Esquire, Michael J. Biles, Esquire, Akin Gump Strauss Hauer & Feld LLP, 300 West 6th Street,

Suite 2100, Austin, Texas, 78701. All notices required to be furnished to Scott Harmon or his counsel under this Derivative Stipulation shall be furnished to Scott Incerto, Fulbright & Jaworski L.L.F., 600 Congress Avenue, Austin, Texas, 78701.

30. This Derivative Stipulation and the Exhibits hereto embody and represent the full agreement of the Settling Parties, and supersede any and all prior agreements and understandings relating to the subject matter hereof between or among any of the parties hereto, and shall not be modified unless such modification is in writing and executed by counsel for the parties.

31. Without further Order of the Court, the Settling Parties hereto may agree to reasonable extensions of time to carry out any of the provisions of this Derivative Stipulation.

32. The construction and interpretation of this Derivative Stipulation shall be governed by and construed in accordance with the laws of the State of Texas without regard to any conflicts of law or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Derivative Stipulation to the substantive law of another jurisdiction, except to the extent, that federal law requires that federal law governs.

33. This Derivative Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that the Derivative Stipulation is the result of arm’s-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Derivative Stipulation.

34. Derivative Plaintiff’s Counsel and Settling Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Preliminary Approval Order, the Derivative Stipulation and the Derivative Settlement, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Derivative Settlement.

35. Any legal suit, action or other proceeding arising from or relating to the Derivative Stipulation or the Derivative Settlement contemplated thereby shall be instituted solely in the United States District Court for Western District of Texas. Each party (a) agrees not to assert any objection that he, she or it now or hereafter may have to the venue of any such suit, action or proceeding, and (b) agrees to submit to the exclusive personal jurisdiction of the United States District Court for the Western District of Texas in any such suit, action or proceeding.

36. Derivative Plaintiff, Motive and each of the Settling Individual Defendants, through their respective counsel, represents that prior to the consummation of the Derivative Settlement contemplated by the Derivative Stipulation: (a) he, she, or it will have read the Derivative Stipulation, including the releases contained herein, and fully understood its contents, (b) he, she, or it will have consulted with counsel, and (c) he, she, or it will have entered into this Derivative Stipulation and Derivative Settlement voluntarily and knowingly and without any coercion or duress of any kind.

37. To the extent that there is any inconsistency between the Derivative Stipulation and any of the Exhibits annexed hereto, the terms of this Derivative Stipulation shall govern.

IN WITNESS WHEREOF, the Parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, dated as indicated below.

Respectfully Submitted,

By:	/s/ Brian M. Felgoise	Date: 1/14/2008
Brian M. Felgoise, Esquire Law Offices of Brian M. Felgoise, P.C. 261 Old York Road - Suite 423 Jenkintown, PA 19046 Telephone: (215) 886-1900 Facsimile: (215) 886-1909

Attorney Plaintiff , Glenn Adair

By:	/s/ Rodney G. Strickland	Date: Jan. 14, 2008
Rodney G. Strickland, Esquire
Keith Eggleton, Esquire
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

Clayton Basser-Wall, Esquire

Wilson Sonsini Goodrich & Rosati, P.C.

8911 Capital of Texas Highway North

Westech 360, Suite 3350

Austin, TX 78759

Telephone: (512) 338-5400

Facsimile: (512)338-5499

Attorneys for Defendants Virginia Gambale, Michael J. Maples, Sr., Tom Meredith. Dave Sikora, Harvey White, Eric L. Jones, Michael LaVigna, John D. Thornton and Nominal Defendant Motive, Inc.

By:	/s/ Michael J. Biles	Date: 12/6/07

Michael J. Biles, Esquire

Paul E. Bessette, Esquire

Laura Moriarity, Esquire

Akin Gump Strauss Hauer & Feld, LLP

300 West 6th Street, Suite 2100

Austin, TX 78701-3911

Telephone: (512) 499-6200

Facsimile (512) 499-6290

Attorneys for Defendant Paul M. Baker

By:	/s/ M. Scott Incerto	Date: 12/6/07
M. Scott Incerto, Esquire FULBRlGHT & JAWORSK1 L.L.P. 600 Congress Avenue, Suite 2400 Austin, TX 78701-2978 Telephone: (512)474-5201 Facsimile: (512) 536-4598

Harold F. Degenhardt, Esquire

FULBRIGHT & JAWORSKI L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, TX 75201-2784

Telephone: (214) 855-8000

Facsimile: (214) 855-8200

Attorneys for Settling Defendant

Scott L. Harmon

EXHIBIT A

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF TEXAS

(AUSTIN DIVISION)

GLENN ADAIR, Derivatively and on Behalf of Nominal Defendant Motive, Inc.,	: : : :	Case No. A-06-CA-017-LY
Plaintiff,	:
v.	:
SCOTT L. HARMON, PAUL M. BAKER, VIRGINIA GAMBALE, MICHAEL J. MAPLES, SR., TOM MEREDITH, DAVID SIKORA, HARVEY WHITE, ERIC L. JONES, MICHAEL LaVIGNA and JOHN D. THORNTON,	: : : : : : :
Defendants,	:
and	:
MOTIVE, INC.,	: :
Nominal Defendant.	:

ORDER OF FINAL JUDGMENT AND DISMISSAL

A Hearing (the “Settlement Fairness Hearing”) having been held before this Court on                      pursuant to this Court’s Order of                      (the “Preliminary Order”), on the Settlement set forth in a Stipulation and Agreement of Settlement of Derivative Action dated as of November         , 2007 (the “Derivative Stipulation”) and application having been made for an award of attorneys’ fees and expense reimbursement to Derivative Plaintiff’s Counsel as set forth in the Derivative Stipulation (“Fee Application”); and it appears that due notice (the “Notice”) of said Derivative Settlement Fairness Hearing was given in accordance with the Preliminary Order; the respective parties having appeared by their respective attorneys, and such attorneys having been heard; [“no person or entity having objected”;] or “[all persons objecting to the proposed Settlement having been heard in opposition”] to the Settlement, to the release of the Settled Derivative Claims, or to the Fee Application; the matters having been considered by the Court, and the Court having made its findings of fact and conclusions of law as set forth below;

IT IS ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

1. Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Derivative Stipulation.

2. The form and manner of Notice given to Shareholders of Motive are hereby determined to have been the best notice practicable under the circumstances and constitute due and sufficient notice to all persons entitled to receive such notice in compliance with the provisions of Rule 23.1 of the Federal Rules of Civil Procedure and the requirements of due process.

3. This action is properly maintained as a derivative action under Rule 23.1 of the Federal Rules of Civil Procedure on behalf of Motive and Glenn Adair is an appropriate derivative plaintiff.

4. The Settlement is approved as fair, reasonable and adequate and in the best interests of Motive and its Shareholders and shall be consummated in accordance with the terms and conditions of the Derivative Stipulation.

5. This action is hereby dismissed with prejudice as to Motive and the Settling Individual Defendants.

6. Derivative Plaintiff and Motive Shareholders, and their respective successors and assigns, are hereby permanently barred and enjoined from instituting, commencing or

2

prosecuting, either directly or in any other capacity, any and all lawsuits or claims based upon, related to or arising out of the Settled Derivative Claims against any and all Released Parties. The Settled Derivative Claims are hereby compromised, settled, released, discharged and dismissed as against the Released Parties on the merits and with prejudice by virtue of the proceedings herein and this Order of Final Judgment and Dismissal.

7. Each of the Released Parties is by virtue of the Settlement and this Order of Final Judgment and Dismissal discharged from all claims for contribution that have been or may hereafter be brought by or on behalf of any of the Non-Settling Defendants based upon, relating to, or arising out of the Settled Derivative Claims. Accordingly, the Derivative Plaintiff, the Releasors, Non-Settling Defendants (including all past, existing and future defendants in the litigation), third parties and any other Persons sued or to be sued by the Derivative Plaintiff or Releasors are barred and enjoined from commencing or prosecuting any action against the Released Parties relating to any of the Settled Derivative Claims, including but not limited to any suit for contribution, common law, or statutory indemnity, or other claims by a Non-Settling Defendant or third party against a Released Person directly or indirectly arising out of, based upon, relating to or connected with any of the Settled Derivative Claims.

8. Neither this Order of Final Judgment and Dismissal, the Derivative Stipulation, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, nor any of the documents or statements referred to therein shall be:

(a) offered or received against Motive, the Settling Individual Defendants, the Released Parties or against the Derivative Plaintiff as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of them with respect to the truth of any fact alleged by Derivative Plaintiff or the validity of any claim that had been or

3

could have been asserted in the Actions or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Actions or in any litigation, or of any liability, negligence, fault, or wrongdoing of Motive or the Settling Individual Defendants;

(b) offered or received against Motive or the Settling Individual Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by Motive or any Settling Individual Defendant, or against the Derivative Plaintiff as evidence of any infirmity in the claims of Derivative Plaintiff;

(c) offered or received against Motive or the Settling Individual Defendants or against the Derivative Plaintiff as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the parties to the Derivative Stipulation, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of the Derivative Stipulation; provided, however, that Motive and the Settling Individual Defendants may refer to the Derivative Stipulation to effectuate the liability protection granted them thereunder;

(d) construed against Motive, the Settling Individual Defendants or the Derivative Plaintiff as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; or

(e) construed as or received in evidence as an admission, concession or presumption against Derivative Plaintiff that any of their claims are without merit or that damages were not recoverable in the Derivative Action.

4

9. The Fee Application is granted and Derivative Plaintiffs Counsel are hereby awarded                      for their reasonable attorneys’ fees and for reimbursement for expenses incurred in connection with the Derivative Action. The attorneys’ fees and reimbursement of expenses shall be distributed pursuant to the Derivative Stipulation.

10. Jurisdiction is hereby retained over the parties for all matters relating to this action, including the interpretation, effectuation or enforcement of the Derivative Stipulation and this Order of Final Judgment and Dismissal.

11. There is no just reason for delay in the entry of this Order of Final Judgment and Dismissal and immediate entry by the Clerk of the Court is expressly directed pursuant to Rule 54(b) of the Federal Rules of Civil Procedure.

Dated:

LEE YEAKEL
UNITED STATES DISTRICT JUDGE

5

EXHIBIT B

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF TEXAS

IN Re MOTIVE, INC. SECURITIES LITIGATION	: : :	Civil Action No. A-05-CV-923-LY

GLENN ADAIR, Derivatively and on Behalf of Nominal Defendant Motive, Inc.,	: : : :	Case No. A-06-CA-017-LY
Plaintiff,	:
v.	:
SCOTT L. HARMON, PAUL M. BAKER, VIRGINIA GAMBALE, MICHAEL J. MAPLES, SR., TOM MEREDITH, DAVID SIKORA, HARVEY WHITE, ERIC L. JONES, MICHAEL LaVIGNA and JOHN D. THORNTON,	: : : : : : :
Defendants,	:
and	:
MOTIVE, INC.,	: :
Nominal Defendant.	:

NOTICE OF PENDENCY AND PROPOSED PARTIAL SETTLEMENT OF CLASS

ACTION AND COMPLETE SETTLEMENT OF DERIVATIVE ACTION AND

MOTION FOR ATTORNEYS’ FEES AND EXPENSES

IF YOU PURCHASED OR OTHERWISE ACQUIRED THE COMMON STOCK OF MOTIVE, INC. (“MOTIVE” OR THE “COMPANY”) BETWEEN JUNE 24, 2004 AND OCTOBER 26, 2005, INCLUSIVE (THE “CLASS”), YOU COULD RECEIVE A PAYMENT FROM THE PARTIAL SETTLEMENT OF A CLASS ACTION.

THIS NOTICE ALSO DESCRIBES THE CHANGES IN MOTIVE’S CORPORATE GOVERNANCE WHICH ARE THE BASIS FOR THE SETTLEMENT OF A LAWSUIT BROUGHT BY A SHAREHOLDER ON BEHALF OF MOTIVE (THE “DERIVATIVE ACTION”).

A federal court authorized this Notice. This is not a solicitation from a lawyer.

The Securities and Time Period for the Class Action: Motive common stock purchased or otherwise acquired between June 24, 2004 and October 26, 2005, inclusive.

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

The Settlement Fund for the Class Action: The Settlement Fund is comprised of the following two components: (i) the principal amount of $7,000,000 in cash; and (ii) 2.5 million shares of Motive common stock (“Settlement Shares”). See §     below for more details.

Your recovery in the Class Action will depend on the number of shares of Motive common stock you purchased or acquired between June 24, 2004 and October 26, 2005, inclusive, and the timing of your purchases, acquisitions and any sales. Depending on the number of eligible shares of Motive common stock that participate in the Settlement and when those shares were purchased and/or acquired and sold, the estimated average recovery per share of Motive common stock will be approximately $0.29-0.47, depending on the value, if any, of the Settlement Shares, before deduction of court-approved fees and expenses, depending on the ultimate value of the Settlement Shares”.

The Remedy Provided For By the Derivative Action: The Derivative Settlement will provide corporate governance benefits to Motive, which are explained below. As noted above, the Derivative Action is brought derivatively on behalf of Motive, and not on behalf of the individual shareholders of Motive. No monetary relief will be provided.

The Class Action Lawsuit: The partial settlement (the “Settlement”) resolves class action litigation over whether certain of the defendants in this Action - Motive, Scott L. Harmon (“Harmon”), Paul M. Baker (“Baker”), R. Logan Wray (“Wray”), Eric J. Jones (“Jones”), Michael LaVigna (“LaVigna”), Michael J. Maples (“Maples”), Thomas Meredith (“Meredith”), David Sikora (“Sikora”) and John D. Thornton (“Thornton”) (collectively the “Settling Defendants”), issued materially false and misleading statements regarding the Company’s operations and financial condition. See Question 2 below for more information.

The Derivative Action: The Derivative Settlement resolves an action filed by a shareholder on behalf of Motive. The Derivative Plaintiff claims that, during the relevant period, Motive projected inflated revenues; provided guidance which was false or misleading; and did not disclose that there was a decline in demand for the Company’s management automation software. The Derivative Plaintiff claims that as a result of this alleged conduct, certain of the Settling Defendants breached their fiduciary duties to Motive.

Attorneys’ Fees and Expenses: Co-Lead Counsel in the Class Action have litigated this Action on a contingent basis and have conducted this litigation and advanced the expenses of litigation with the expectation that if they were successful in recovering money for the Class, they would receive fees and be reimbursed for their expenses from the Settlement Fund, as is customary in this type of litigation. Court-appointed Co-Lead Counsel will apply to the court for attorneys’ fees not to exceed 30% of the Settlement Fund, in equal parts cash and Motive stock, and reimbursement of out-of-pocket expenses not to exceed $200,000, plus interest on both amounts, all to be paid from the Settlement Fund. If the above amounts are requested and approved by the Court, the average cost per share of Motive common stock will be $0.9-0.15, depending on the ultimate monetary value of the Settlement Fund.

Plaintiff’s Counsel in the Derivative Action, who has litigated the Derivative Action on a contingent fee basis, has not yet received any compensation in connection with the case, and will apply for an award of attorneys’ fees and reimbursement of expenses of up to $107,500 to be paid by Motive.

Deadlines in the Class Action:

Submit Claim:
Request Exclusion:

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

File Objection:
Court Hearing on Fairness of Settlement:

More Information:

Claims Administrator:	Co-Lead Counsel:

AB Data, Ltd. P.O. Box 170500 Milwaukee, WI 53217	Gregory M. Castaldo, Esq. Kay E. Sickles, Esq. Schiffrin Barroway Topaz & Kessler, LLP 280 King of Prussia Road Radnor, PA 19087 Telephone: (610) 667-7706

William B. Federman, Esq. Federman & Sherwood 10205 N. Pennsylvania Avenue Oklahoma City, OK 73120 Telephone: (405) 235-1560

You may also submit an objection in the Derivative Action to either the Derivative Settlement or Derivative Counsel’s request for attorneys’ fees and reimbursement of expenses by the deadline stated above,             , 2008. For more information regarding the Derivative Counsel, contact: Derivative Settlement: Brian Felgoise, The Law Offices of Brian M. Felgoise, PC, 261 Old York Road, Suite 423, Jenkintown, PA 19046.

•	Your legal rights are affected whether you act or do not act. Read this Notice carefully.

Statement of Recovery

Lead Plaintiffs estimate that approximately 23,759,059 shares of Motive common stock were purchased and/or acquired and potentially damaged during the Class Period. Lead Plaintiffs estimate that the average recovery per share of Motive common stock under the Settlement will be in the range of $0.29-0.47, depending on the value, if any, of the Settlement Shares, before the deduction of attorneys’ fees, costs, and expenses, as approved by the Court. The actual recovery per share of Motive common stock will depend on: (1) the number of claims filed; (2) when Class Members purchased and/or acquired their shares during the Class Period; (3) whether Class Members either sold their shares during the Class Period, or held their shares past the end of the Class Period; (4) administrative costs, including the costs of notice, for the Action; and (5) the amount awarded by the Court for attorneys’ fees, costs, and expenses. Distributions to Class Members will be made based on the Plan of Allocation set forth in this Notice. See the Plan of Allocation on pages     .

The Derivative Settlement will provide corporate governance benefits to Motive, which are explained below. As noted above, the Derivative Action is brought derivatively on behalf of Motive, and not on behalf of the individual shareholders of Motive. The Derivative Settlement does not include a monetary recovery.

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

The Circumstances of the Settlement

The principal reason for Lead Plaintiffs’ consent to the Settlement in the Class Action is to provide a benefit to the Class. This benefit must be compared to the risk that no recovery might be achieved after contested motions, a contested trial and likely appeals, possibly years into the future. While Co-Lead Counsel were prepared to go to trial and were confident in their ability to present a case against the Settling Defendants, they also recognize that trial is a risky proposition, and that Lead Plaintiffs and the Class might not have prevailed. The claims in this case involve numerous complex legal and factual issues, as well as complicated accounting practices, that would require extensive and costly discovery and expert testimony. Among the issues on which the two sides do not agree are: (i) the amount of damages that could be recovered at trial; (ii) the method for determining whether the common stock of Motive was artificially inflated during the relevant period; (iii) the amount of any such inflation; (iv) the extent that various facts alleged by Lead Plaintiffs were materially false or misleading; (v) the extent that various facts alleged by Lead Plaintiffs influenced the trading price of Motive common stock during the relevant period; and (vi) whether the facts alleged were material, false, misleading or otherwise actionable under the securities laws. In addition, Motive has been incurring losses in its business and significant insurance coverage issues exist, putting into question the amount Lead Plaintiffs could recover even if they obtained a verdict in their favor. As a result, Lead Plaintiffs believe this Settlement is a fair, reasonable, and adequate recovery for the Class.

The Settling Defendants have denied and continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law. Nonetheless, the Settling Defendants consent to the Settlement in the Class Action to eliminate the burden and expense of further litigation.

The principal reason for Derivative Plaintiff’s decision to settle is that while all parties are confident of prevailing if the litigation were to proceed, they also recognize the risks that their evaluations might not prove accurate and continuing the litigation could be risky and expensive for all parties. Plaintiff and Motive view the corporate governance policies and internal controls that have been and will be adopted, formalized or reconfirmed as part of the Settlement as beneficial to Motive and its shareholders.

The Settling Defendants have denied and continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law. Nonetheless, the Settling Defendants consent to the Settlement in the Derivative Action to eliminate the burden and expense of further litigation.

YOUR LEGAL RIGHTS AND OPTIONS IN THIS SETTLEMENT

SUBMIT A CLAIM FORM	The only way to receive a payment from the Settlement Fund.

EXCLUDE YOURSELF	Receive no payment from the Settlement Fund. This is the only option that allows you to participate in another lawsuit against the Settling Defendants (as defined below) or the Released Persons (as defined below) concerning the legal claims being released in this Action.

OBJECT	You may write to the Court if you do not like this Settlement, the Plan of Allocation, or the request for attorneys’ fees and expenses.

GO TO A HEARING	You may appear in Court to speak about, either for or against, the fairness of the Settlement.

DO NOTHING	Receive no payment from the Settlement Fund.

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

•	These rights and options – and the deadlines to exercise them – are explained in this Notice.

•

The Court in charge of these actions must decide whether to approve the Settlements. Payments in the Class Action will be made if the Court approves the Class Action Settlement and, if there are any appeals, after they are resolved. Please be patient.

BASIC INFORMATION		PAGE
1.	Why did I receive this Notice package?
2.	What are these lawsuits about?
3.	Why is the Class Action a class action?
4.	Why is the Derivative Action a derivative action?
5.	Why are there settlements?
6.	How do I know if I am part of the partial settlement in the Class Action?
7.	What are the exceptions to being included?
8.	I am still not sure if I am included?
9.	Who is affected by the Derivative Settlement?
10	What does the partial settlement in the Class Action provide?
11.	How much will my payment be in the Class Action?
12.	How will I receive a payment in the Class Action?
13.	When will I receive my payment in the Class Action?
14.	What am I giving up by staying in the Class?
15.	What is Motive giving up by resolving the Derivative Action?
16.	How do I exclude myself from the partial settlement in the Class Action?
17.	If I do not exclude myself from the Class Action, can I sue the Settling Defendants for the same thing later?
18.	If I exclude myself, can I receive a payment from this partial settlement in the Class Action?
19	Can I exclude myself from the Derivative Action?
20.	Do I have a lawyer in these lawsuits?
21.	How will the lawyers be paid?
22.	How do I tell the Court that I do not like either or both settlements?
23.	What is the difference between objecting and requesting exclusion from the Class Action?
24.	When and where will the Court decide whether to approve the settlements?
25.	Do I have to come to the hearing?
26.	May I speak at the hearing?
27.	What happens if I do nothing at all?
28.	Are there more details about the settlements?

Special Notice to Securities Brokers and other Nominees

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

BASIC INFORMATION

1.	Why did I receive this Notice Package?

You or someone in your family may have purchased or otherwise acquired the common stock of Motive between June 24, 2004 and October 26,2005, inclusive.

Or, you are a current shareholder of Motive common stock.

If this description applies to you, you have a right to know about a proposed partial settlement of a class action lawsuit and about all of your options, before the Court decides whether to approve those Settlements. If the Court approves those Settlements and after any objections or appeals are resolved, the Claims Administrator appointed by the Court will make the payments that those Settlements allow (if any).

This package explains the lawsuits, the Settlements, your legal rights, what benefits are available, who is eligible for them, and how to receive them.

2.	What are these lawsuits about?

The Class Action: On or after November 1, 2005, five securities class actions were filed against Motive and certain of its officers and directors in the United States District Court for the Western District of Texas. The Court consolidated these actions by order dated January 18, 2006.

On October 27, 2006, Lead Plaintiffs filed the Consolidated Class Action Complaint which added Motive’s former outside auditor Ernst & Young (“E&Y”) and Wray, Motive’s Chief Operating Officer during the relevant period, as defendants. On February 1, 2007, Lead Plaintiffs filed the Consolidated Amended Class Action Complaint (the “Complaint”) asserting (i) claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 (the “Securities Act”) against Motive, Harmon, Baker, Jones, LaVigna, Maples, Meredith, Sikora, Thornton and E&Y, and (ii) claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rule 10b-5 promulgated thereunder by the United States Securities and Exchange Commission, against Motive, Harmon, Baker, Wray and E&Y. The Complaint alleged that the defendants, in connection with Motive’s June 2004 initial public offering and during the Company’s first year as a publicly traded entity, issued materially false and misleading statements regarding the Company’s operations and financial condition. The Complaint further asserted that, as a result of the alleged conduct, the price of Motive common stock was artificially inflated, causing damage to Lead Plaintiffs and the other members of the Class who purchased or otherwise acquired Motive common stock during the Class Period.

On April 18, 2007, the defendants filed motions to dismiss the Complaint. Lead Plaintiffs filed an omnibus memorandum in opposition to the motions to dismiss on July 9, 2007. Defendants filed reply memoranda in support of their motions to dismiss on August 30 and 31, 2007. While defendants’ motions to dismiss were pending, Lead Plaintiffs and the Settling Defendants began discussing a possible resolution of the Action and participated in a formal mediation with the assistance of an experienced mediator on October 8, 2007. At this mediation, the Settling Parties reached a tentative agreement to settle the Action.

Defendant E&Y is not participating in this partial settlement, and Lead Plaintiffs continue to prosecute the claims asserted in this Action against E&Y. Lead Plaintiffs have in fact filed an amended complaint amending its allegations against E&Y.

The Derivative Action: On January 9, 2006, Glenn Adair, derivatively on behalf of nominal defendant, Motive, Inc., filed the Derivative Action in the Western District of Texas. Derivative Plaintiffs claims arise out of alleged breaches of fiduciary duty by certain of Motive's officers and

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

directors during the period June 25, 2004 through the present. Derivative Plaintiff claims that, during the relevant period, Motive projected inflated revenues; provided guidance which was false or misleading; and did not disclose that there was a decline in demand for the Company’s management automation software. As a result of this alleged conduct, Derivative Plaintiff claims that the Settling Individual Defendants breached their fiduciary duties to Motive.

Plaintiff’s Counsel in the Derivative Action has conducted a thorough investigation relating to the claims and the underlying events and transactions asserted in the Derivative Action. Plaintiff’s Counsel in the Derivative Action has analyzed the evidence adduced during their factual investigation and has researched the applicable law with respect to Motive’s claims against the defendants and the potential defenses thereto. Based upon their investigation and confirmatory discovery regarding the information set forth above, Plaintiff’s Counsel in the Derivative Action has concluded that the terms and conditions of this Derivative Stipulation are fair, reasonable and adequate to Derivative Plaintiff and Motive, and in their best interests, and has recommended that Derivative Plaintiff, derivatively on behalf of Motive, settle the claims raised in the Derivative Action pursuant to the terms and provisions of this Derivative Stipulation.

3.	Why Is The Class Action a class action?

In a class action, one or more people called class representatives (in this case the court-appointed Lead Plaintiffs, Lisa St. Aubin, Sara Jackson and the City of Bethleham Aggregated Pension Fund) sue on behalf of individuals and entities who have similar claims. All of these individual and entities who have similar claims are referred to collectively as a Class, or individually as Class Members. One court resolves the issues for all Class Members, except for those who exclude themselves from the Settlement. The U.S. District Court for the Western District of Texas, the Honorable Lee Yeakel, is in charge of this Action.

4.	Why is the Derivative Action a derivative action?

In a derivative action, one or more people and/or entities who are shareholders of a corporation (in this case, Glenn Adair), sue on behalf of the corporation, alleging that the corporation was injured, and seek recovery on behalf of the corporation. In a derivative action, the corporation and not the individual shareholders of the corporation receive the benefit of the settlement (except to the extent that the value of the corporation’s shares increases as a result of the benefits the corporation receives in the settlement of the litigation).

5.	Why Are There Settlements?

The Court did not decide in favor of Lead Plaintiffs or the Settling Defendants in the Class Action or Plaintiff or Derivative Defendants in the Derivative Action. Instead, as explained above, the Lead Plaintiffs and Co-Lead Counsel believe the Settlement is best for all Class Members in the Class Action and the Plaintiff and his counsel believe the Derivative Settlement is best for all current shareholders. The Settling Defendants have denied and continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law. Nonetheless, the Settling Defendants consent to the Settlements of these actions to eliminate the burden and expense of further litigation.

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

WHO IS IN THE SETTLEMENT IN THE CLASS ACTION

To see if you will receive money from the Class Action Settlement, you first have to determine if you are a Class Member.

6.	How Do I Know if I Am Part of the Partial Settlement in the Class Action?

The Class includes: all persons and entities who purchased or otherwise acquired the common stock of Motive between June 24, 2004 and October 26, 2005, inclusive, except those persons and entities that are excluded, as described below.

7.	What Are the Exceptions to Being Included?

Excluded from the Class are the Settling Defendants, the officers and directors of the Company, at all relevant times, members of their immediate families and their legal representatives, heirs, successors and assigns and any affiliates or entity in which the Settling Defendants have or had a controlling interest.

If you sold shares of Motive common stock between June 24, 2004 and October 26, 2005, inclusive, that alone does not make you a Class Member. You are a Class Member only if you purchased or otherwise acquired Motive common stock during the Class Period.

If one of your mutual funds purchased or owns Motive common stock, that alone does not make you a Class Member.

8.	I Am Still Not Sure if I Am Included.

If you are still not sure whether you are included, you can ask for free help. You can call the Claims Administrator, A.B. Data, Ltd., at 1-866-963-9973, for more information. Or you can fill out and return the claim form described in Question 10, to see if you qualify.

9.	Who is Affected by the Derivative Settlement?

A derivative action is brought on behalf of the corporation. The corporation, and not the individual shareholders (except insofar as the value of their shares increase) receives the benefits of the Derivative Settlement.

THE SETTLEMENT BENEFITS – WHAT YOU RECEIVE IN THE CLASS ACTION

10.	What Do the Settlements Provide?

The Class Action: The Settlement Fund is comprised of the following two components: (i) the principal amount of $7,000,000 in cash; and (ii) 2.5 million shares of Motive common stock. The Motive common stock will not be distributed to the Class and cannot be sold on behalf of the Class. It is currently not registered or listed on any exchange, and has only limited liquidity as it is trading on the Pink Sheets. Rather, the Motive common stock will add value to the Settlement Fund only if Motive is purchased by another company and the Motive common stock is exchanged for cash or freely tradable securities of the acquiring company, or if Motive’s common stock shall again be listed or authorized for listing on a national securities exchange. Motive’s common stock is currently traded in the over-the-counter market commonly called the “pink sheets” and is not listed or authorized for listing on a national securities exchange. Motive’s common stock was trading at approximately $1.70 per share on during the week that the Parties filed the Settlement with the Court. If Motive is not purchased by another company, the stock component of the Settlement Fund will not have any value for the foreseeable future unless and until Motive becomes current with its SEC filing obligations and registers the stock. The balance of the Settlement Fund, after payment of court-approved attorneys’ fees and expenses and the costs of claims administration, including the costs of printing and mailing this Notice and the cost of publishing notice (the “Net Settlement Fund”), will be divided among all Class Members who submit timely and valid claim forms.

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

The Derivative Settlement: The following corporate governance procedures have been or will be instituted in settlement of the Derivative Action:

(a) The Company has taken corrective action with respect to certain Company personnel.

(1)…………The Company has taken corrective action regarding the Company’s former CEO and former CFO. On January 20, 2006, the Company’s Board of Directors asked the former CFO for his immediate resignation and he immediately tendered his resignation from all positions within the Company. Simultaneously, the Company’s Board of Directors directed the former CEO to immediately disassociate himself from any involvement in (i) the preparation and analysis of the Company’s books and records, (ii) the Company’s financial reporting, and (iii) actions related to the Company’s pending restatement. On February 20, 2007, the former CEO resigned from all positions with the Company.

(2)…………The Company replaced the former CEO and former CFO with seasoned executives of impeccable reputations, substantive track records of business success and demonstrated commitments to ethics and integrity.

(3)…………The Company has strengthened its finance and accounting department by hiring a new Assistant Controller, a new Corporate Controller, a Revenue Accountant, and an SEC Reporting Manager.

(b) The Company has taken action to strengthen its accounting controls, procedures and training.

(1)…………The Company no longer recognizes revenue on the Company’s bundled or multiple-element software arrangements as if VSOE of fair value for the maintenance element exists, but instead recognizes all revenue for such arrangements ratably over the duration of the arrangement, assuming all other revenue recognition criteria are met.

(2)…………The Company’s revenue recognition policy has been revised so that the Company will only record revenue for its reseller transactions upon cash collection, assuming all other revenue recognition criteria are met.

(3)…………The Company’s revenue recognition policy has been revised so that in transactions where the quantity of licenses to be sold under an agreement is not fixed and determinable, the Company will only recognize revenue associated with prepayments under such agreement as the related licenses are sold, assuming all other revenue recognition criteria are met.

(4)…………The Company has communicated at all levels the importance of integrity in accounting judgments and of accurate data gathering and documentation to support accounting judgments.

(5)…………The Company has adopted new accounting procedures with respect to revenue recognition so that all policies and procedures are clearly explained and consistently applied, and provided necessary training regarding the same.

(6)…………The Company has established a program of regular training seminars for accounting and financial personnel provided in-house and by third parties.

(7)…………The Company has established a process for coordinated oversight of the Company’s revenue recognition procedures by the Company’s outsourced internal audit professionals and by the Company’s outside auditors.

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

(8)…………The Company has adopted new control procedures with respect to material accounts so that all accounting policies and procedures are consistently applied, and provide necessary training regarding the same.

(c) The Company has investigated certain issues in connection with the Company’s acquisition of BroadJump, Inc. and taken appropriate action to ensure that the appropriate accounting treatment is accorded to the BroadJump transaction.

(d) The Company has improved the effectiveness of the Company’s internal audit function.

(1)…………The Company has engaged an outside audit firm to perform the Company’s internal audit function on an outsourced basis.

(2)…………The Company has strengthened its procedures to ensure that departments, locations and individuals implement procedures that address issues or problems identified in the findings of the Company’s internal audit professionals and to ensure that the internal audit professionals promptly follow-up on identified issues or problems to confirm that such issues or problems have been appropriately resolved.

(3)…………The Company will continue to evaluate the effectiveness of the Company’s outsourced internal audit professionals.

(e) The Company has taken steps to strengthen the Company’s Code of Business Conduct and Ethics and procedures for monitoring compliance therewith.

(1)…………The Company has adopted a revised code of conduct reinforcing the Company’s commitment to its culture of honesty and integrity and established a procedure for written confirmation of compliance with the Company’s revised code of conduct on an annual basis for all employees.

(2)…………The Company has provided training for the Company’s employees regarding the Company’s Code of Business Conduct and Ethics, and related ethics and compliance training.

(f) The Company will continue to place additional emphasis on the Company’s culture of honesty and integrity.

(g) Motive’s Corporate Governance and Nominating Committee will be chaired by an outside independent director. The Corporate Governance Committee will review Motive’s corporate governance principles annually to ensure that the company principles continue to meet best practices.

(h) The Company’s independent auditor will not perform any consulting work for Motive other than tax consulting work unless specifically approved by the Audit Committee.

(i) All of the monitoring of the independent auditors will be conduced by the Audit Committee of the Board of Directors. Motive will use its best efforts to have each member of the audit committee be considered a financial expert determined by the Board pursuant to the NASDAQ standard.

(j) The Company will create an office of Chief Ethics and Compliance Officer who is responsible for supporting the Board in its responsibility to evaluate, review and enhance the Company’s corporate compliance program and ensuring senior leadership responsibility and accountability for compliance and ethical business conduct. Jack Greenberg, General Counsel shall be the Chief Ethics and Compliance Officer who shall provide an annual report to the Board regarding the Company’s programs.

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

(k) The revised code of conduct and ethics will be published on Motive’s website.

(l) All employees shall acknowledge completion of educational programs in writing.

PLAN OF ALLOCATION OF NET SETTLEMENT FUND AMONG CLASS MEMBERS

11.	How Much Will My Payment Be in the Class Action?

If you are entitled to a payment, your share of the Net Settlement Fund will depend on the number of valid claim forms that Class Members submit, how many shares of Motive common stock you purchased or acquired, and when you bought, acquired and sold your shares of Motive common stock. By following the Plan of Allocation described here, you can calculate your “Recognized Claim.” The Claims Administrator will distribute the Net Settlement Fund according to the Plan of Allocation after the deadline for submission of Proofs of Claim has passed.

The Claims Administrator shall determine each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized Claimant’s “Recognized Claim.” The Recognized Claim formula is not a formalized damage study and is not intended to be an estimate of the amount a Class Member might have been able to recover after a trial; nor is it an estimate of the amount that will be paid to Authorized Claimants pursuant to the Settlement. The Recognized Claim formula is the basis upon which the Net Settlement Fund will be proportionately allocated to the Authorized Claimants. The Plan of Allocation is not a necessary term of the Settlement and the Court approval of this particular Plan of Allocation is not necessary for the Court to approve the Settlement.

RECOGNIZED CLAIMS

Offsetting Gains and Losses

For shares purchased and/or acquired during the Class Period which are sold at a gain during the Class Period, such gains will be used to offset Class Period losses from shares purchased, acquired and sold during the Class Period and losses resulting from decline in value from shares purchased and/or acquired during the Class Period and held at the end of the Class Period.

The Basis for the Calculation of Your Recognized Claim

The following proposed Plan of Allocation reflects the proposition that the price of Motive common stock was artificially inflated from the beginning of the Class Period on June 24, 2004, through November 15, 2005. In developing this Plan of Allocation for transactions in Motive common stock, Co-Lead Counsel have considered, among other things, the inflation in the price of the stock due to the misstatements and omissions by Defendants.

Recognized Claims will be calculated as follows:

For shares of common stock purchased or otherwise acquired between June 24, 2004 and the close of trading on October 26, 2005:

A.	For shares sold between June 24, 2004 and the close of trading on July 11, 2005, there shall be no Recognized Loss

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

B.	For shares sold from the opening of trading on July 12, 2005 through the close of trading on November 14, 2005, the Recognized Loss shall be the lesser of:

(i)	the inflation per share at the time of purchase minus the inflation per share at the time of sale (where inflation per share at the time of purchase shall be the purchase price times the inflation percentage on the date of purchase and the inflation per share at the time of sale shall be the sale price times the inflation percentage on the date of sale), such inflation percentages and prices as set forth on the Tables below; and

(ii)	the purchase price per share minus the sale price per share.

C.	For shares sold between the opening of trading on November 15, 2005 and the close of trading February 10, 2006, the Recognized Loss shall be the lesser of:

(i)	the inflation per share at the time of purchase minus the inflation per share at the time of sale (where inflation per share at the time of purchase shall be the purchase price times the inflation percentage on the date of purchase and the inflation per share at the time of sale shall be the sale price times the inflation percentage on the date of sale), such inflation percentages and prices as set forth on the Tables below;

(ii)	the purchase price minus the sale price; and

(iii)	the purchase price per share minus the average closing price per share up to the date of sale as set forth in Table 2.

D.	For shares held through the close of trading February 10, 2006, the Recognized Loss shall be the lesser of:

(i)	the inflation per share at the time of purchase (where inflation per share at the time of purchase shall be the purchase price times the inflation percentage on the date of purchase and the inflation per share at the time of sale shall be the sale price times the inflation percentage on the date of sale), such inflation percentages and prices as set forth on the Tables below; and

(ii)	the purchase price per share minus the average closing price per share from the last significant corrective disclosure on November 15, 2005 through February 10, 2006 of $3.15, as noted on Table II.

Table 1: Inflation per Share Percentages

Beginning of Period	End of Period	Inflation as Percent of Share Price
IPO and 6/24/2004	7/11/2005	58.97%
7/12/2005	8/28/2005	52.46%
8/29/2005	10/26/2005	50.32%
10/27/2005	11/14/2005	15.14%
11/15/2005	11/28/2005	10.41%
11/29/2005	Current	0.00%

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

Table 2: Average Closing Price Information

Date	Closing Prices	Average Closing Price Calculation
11/15/2005	3.69	3.69
11/16/2005	3.55	3.62
11/17/2005	3.65	3.63
11/18/2005	3.72	3.65
11/21/2005	3.74	3.67
11/22/2005	3.71	3.68
11/23/2005	3.71	3.68
11/25/2005	3.66	3.68
11/28/2005	3.53	3.66
11/29/2005	3.17	3.61
11/30/2005	3.12	3.57
12/1/2005	3.34	3.55
12/2/2005	3.31	3.53
12/5/2005	3.32	3.52
12/6/2005	3.35	3.50
12/7/2005	3.29	3.49
12/8/2005	3.20	3.47
12/9/2005	3.03	3.45
12/12/2005	2.98	3.42
12/13/2005	3.05	3.41
12/14/2005	2.98	3.39
12/15/2005	3.01	3.37
12/16/2005	3.10	3.36
12/19/2005	3.00	3.34
12/20/2005	2.99	3.33
12/21/2005	3.06	3.32
12/22/2005	3.10	3.31
12/23/2005	3.15	3.30
12/27/2005	3.19	3.30
12/28/2005	3.16	3.30
12/29/2005	3.08	3.29
12/30/2005	3.09	3.28
1/3/2006	3.06	3.28
1/4/2006	3.04	3.27
1/5/2006	3.05	3.26
1/6/2006	3.05	3.26
1/9/2006	3.04	3.25
1/10/2006	2.97	3.24
1/11/2006	2.97	3.24
1/12/2006	2.96	3.23
1/13/2006	2.97	3.22
1/17/2006	2.96	3.22
1/18/2006	2.96	3.21
1/19/2006	2.98	3.21
1/20/2006	2.97	3.20
1/23/2006	2.96	3.20

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

1/24/2006	2.79	3.19
1/25/2006	2.82	3.18
1/26/2006	2.96	3.17
1/27/2006	2.86	3.17
1/30/2006	2.96	3.16
1/31/2006	2.98	3.16
2/1/2006	2.99	3.16
2/2/2006	2.98	3.15
2/3/2006	3.00	3.15
2/6/2006	2.99	3.15
2/7/2006	3.17	3.15
2/8/2006	3.18	3.15
2/9/2006	3.30	3.15
2/10/2006	3.34	3.15

Each Authorized Claimant shall be paid the percentage that each Authorized Claimant’s claim bears to the total of the claims of all Authorized Claimants. The Court has reserved jurisdiction to allow, disallow, or adjust the claim of any Class Member on equitable grounds. Each Claimant is deemed to have submitted to the jurisdiction of the Court with respect to the Claimant’s claim, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that Claimant’s status as a Class Member and the validity and amount of that Claimant’s claim. No discovery shall be allowed on the merits of the Action.

The date of purchase, acquisition or sale is the “contract” or “trade” date and not the “settlement” date. All profits will be subtracted from all losses to determine the net recognized loss of each Class Member. Therefore, you need to list all purchases, acquisition and sales of Motive common stock during the relevant time period. Any person or entity that sold Motive common stock “short” shall have no Recognized Loss with respect to any purchase during the Class Period to cover such short sale. In processing claims, sales will be matched in chronological order, by trade date, first against the shares held as of the close of trading on June 23, 2004 (the last day before the Class Period begins) and then against the purchases and/or acquisitions during the Class Period.

Payments will be final and conclusive against all Class Members. All Class Members whose claims are not approved by the Court will be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of the Settlement, including the terms of the Order and Final Judgment to be entered in the Action and will be barred from bringing any Released Claim against any Released Persons (as those terms are defined in the Proof of Claim and Release form enclosed with this Notice and in the Stipulation and Agreement of Partial Settlement, which is available on the Internet at www.motivesecuritiessettlement.com, or through the mail upon request).

HOW YOU RECEIVE A PAYMENT IN THE CLASS ACTION – SUBMITTING A CLAIM

FORM

12.	How Will I Receive a Payment?

To qualify for payment, you must be an eligible Class Member and you must submit a claim form. A claim form is enclosed with this Notice. Read the instructions carefully, fill out the form, include all the documents the form requests, sign it, and mail it in an envelope postmarked no later than

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

                    , 2008. Retain a copy of everything you mail, in case the materials are lost or destroyed during shipping. You may also go to www.motivesecuritiessettlement.com to access a copy of the claim form. For your convenience, you may also fill out your claim form and submit the completed form along with the required documentation online.

13.	When Will I Receive My Payment?

The court will hold a hearing on                     , 2008, to decide whether to approve the Settlement. If the Court approves the Settlement, there may be appeals. It is always uncertain whether appeals, if any, can be resolved, and resolving them can take time, perhaps several years. In addition, the Claims Administrator must process all of the Proof of Claim and Release forms. The processing is complicated and will take many months. Please be patient.

14.	What am I giving up by staying in the Class?

Unless you exclude yourself, you are staying in the Class, and that means that you cannot sue, continue to sue, or be part of any other lawsuit against the Settling Defendants or the Released Persons about the claims being released in this Settlement. It also means that all of the Court’s orders will apply to you and legally bind you, and you will release your claims in this Action against the Settling Defendants. The terms of the release are included in the claim form that is enclosed.

15.	What is Motive Giving up by resolving the Derivative Action?

If the Derivative Settlement is approved, Motive, on behalf of itself or anyone acting or claiming to act on behalf of Motive, will release all Settled Claims against all Released Parties, as defined in the Derivative Stipulation of Settlement, which is available through the mail upon request.

EXCLUDING YOURSELF FROM THE CLASS ACTION SETTLEMENT

If you do not want a payment from this Settlement, but you want to keep the right to sue or continue to sue the Settling Defendants on your own about the same claims being released in this Settlement, then you must take steps to exclude yourself from the Settlement. This is referred to as opting out of the Class.

16.	How do I exclude myself from the Partial Settlement?

To exclude yourself from the Settlement, you must send a letter by mail stating that you want to be excluded from the Settlement in In re Motive, Inc. Securities Litigation, Civil Action No. A-05-CV- 923-LY. You must include your name, address, telephone number, your signature, and the number of shares of Motive common stock you purchased and/or acquired between June 24, 2004 and October 26, 2005, inclusive, the number of shares of Motive common stock sold during this time period, if any, and the dates of such purchases, acquisitions and sales. You must mail your exclusion request so that it is received no later than                     , 2008 to:

In re Motive, Inc. Securities Litigation

c/o A.B. Data, Ltd.

Claims Administrator

P.O. Box 170500

Milwaukee, WI 53217

*Please keep a copy of everything you send by mail, in case it is lost or destroyed during shipping.

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

You cannot exclude yourself over the phone or by e-mail. If you ask to be excluded from the Settlement, you are not eligible to receive any payment from the Net Settlement Fund, and you cannot object to the Settlement. You will not be legally bound by anything that happens in this lawsuit and you will be unable to pursue the claims that are being released in this Settlement.

17.	If I do not exclude myself, can I sue the Settling Defendants for the same thing later?

No. Unless you exclude yourself, you give up any right to sue the Settling Defendants or the Released Persons for the claims being released by this Settlement (the terms Settling Defendants and Released Persons are defined the Stipulations described in Section 28). If you have a pending lawsuit relating to the claims being released in this Action against any of the Settling Defendants or the Released Persons, speak to your lawyer in that case immediately. Remember, the exclusion deadline is                     , 2008.

18.	If I exclude myself, can I receive a payment from this Partial Settlement?

No. If you exclude yourself, do not send in a claim form. But, you may sue, continue to sue, or be part of a different lawsuit asserting the claims being released in this Settlement against the Settling Defendants or the Released Persons.

19.	Can I exclude myself from the Derivative Action?

No. Because the Derivative Action is on behalf of Motive, you cannot exclude yourself from the Derivative Settlement.

THE LAWYERS REPRESENTING YOU

20.	Do I Have a Lawyer in the Lawsuits?

The Court appointed the law firms of Schiffrin Barroway Topaz & Kessler, LLP and Federman & Sherwood to represent you and the other Class Members. These lawyers are called Co-Lead Counsel. The Law Offices of Brian M. Felgoise, PC represents the Plaintiff in the Derivative Action. You will not be charged for these lawyers. If you want to be represented by your own lawyer, you may hire one at your own expense.

21.	How will the lawyers be paid?

Co-Lead Counsel in the Class Action will apply to the Court for attorneys’ fees not to exceed 30% of the Settlement Fund and for reimbursement of their out-of-pocket expenses up to $200,000 (collectively, an average of approximately $0.29-0.47, depending on the value, if any, of the Settlement Shares per share of common stock), which were advanced in connection with the Action, plus interest on both amounts at the same rate as earned by the Settlement Fund. Such sums as may be approved by the Court will be paid from the Settlement Fund. Class Members are not personally liable for any such fees or expenses.

The attorneys’ fees and expenses requested will be the only payment to Co-Lead Counsel for their efforts in achieving this Settlement and for their risk in undertaking this representation on a wholly contingent basis. To date, Co-Lead Counsel have not been paid for their services for conducting this Action on behalf of Lead Plaintiffs and the Class or for their substantial out-of-pocket expenses. The fee requested will compensate Co-Lead Counsel for their work in achieving the Settlement Fund and is well within the range of fees awarded to class counsel under similar circumstances in other cases of this type. The Court may, however, award less than this amount.

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

Plaintiff’s Counsel in the Derivative Action has not yet been paid either. It will apply to the Court for an award of attorneys’ fees and reimbursement of expenses of $107,500 to be paid by Motive.

OBJECTING TO THE SETTLEMENTS

22.	How do I tell the Court that I do not like either or both Settlements?

If you are a Class Member, you can object to the Class Action Settlement if you do not like any part of it. If you are a current shareholder, you can object to the Derivative Settlement. To object, you must send a letter saying that you object to either or both of the Settlement in In re Motive, Inc. Securities Litigation, Civil Action No. A-05-923-LY or Adair v. Motive, Case No. A-06-CA-017-LY. Be sure to include your name, address, telephone number, your signature, the number of shares of Motive common stock purchased, acquired and sold between June 24, 2004 and October 26, 2005, inclusive, or that you are a current shareholder, and the reasons you object. Any objection must be received by each of the following by                     , 2008:

COURT	CO-LEAD COUNSEL IN THE CLASS ACTION	On Behalf of SETTLING DEFENDANTS’ COUNSEL
Clerk of the Court United States District Court Western District of Texas Austin Division United States Courthouse 200 West 8th Street Room 130 Austin, TX 78701

Gregory M. Castaldo, Esq.

Kay E. Sickles, Esq.

SCHIFFRIN BARROWAY

TOPAZ & KESSLER, LLP

280 King of Prussia Road

Radnor, PA 19087

William B. Federman, Esq.

FEDERMAN & SHERWOOD

10205 N. Pennsylvania Ave.

Oklahoma City, OK 73120

Keith E. Eggleton, Esq. WILSON SONSINI GOODRICH & ROSATI, P.C. 650 Page Mill Road Palo Alto, CA 94304-1050

Brian Felgoise The Law Offices of Brian M. Felgoise, PC 261 Old York Road, Suite 423 Jenkintown, PA 19046

DERIVATIVE COUNSEL

23.	What is the difference between objecting and excluding?

Objecting is simply telling the Court that you do not like something about the Settlement, the Plan of Allocation, or the application for attorneys’ fees and expenses. You can object only if you stay in the Class. Excluding yourself is telling the Court that you do not want to be part of the Settlement. If you exclude yourself, you have no basis to object because the case no longer affects you.

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

THE COURT’S SETTLEMENT FAIRNESS HEARING

24.	When and where will the Court decide whether to approve the Settlements?

The Court will hold a fairness hearing at                  .m., on                     , 2008, at the United States District Court for the Western District of Texas, Austin Division, United States Courthouse, 200 West 8th Street, Austin, TX 78701, Courtroom     . At this hearing the Court will consider whether the Settlement and the Plan of Allocation for the Class Action are fair, reasonable, and adequate. The Court will also consider whether the Derivative Settlement is fair, reasonable and adequate. If there are objections, the Court will consider them. The Court will listen to people who have requested in writing by             , 2008 to speak at the hearing. The Court may also consider Co-Lead Counsel’s and Derivative Plaintiff’s Counsel’s application for attorneys’ fees and reimbursement of expenses.

25.	Do I Have to Come to the Hearing?

No. Co-Lead Counsel will answer any questions Judge Yeakel may have about the Class Action Settlement and Derivative Plaintiff’s Counsel will answer any questions Judge Yeakel may have about the Derivative Settlement . But, you are welcome to come at your own expense. If you send an objection, you do not have to come to Court to talk about it. As long as you mailed your written objection on time, the Court will consider it. You may also pay your own lawyer to attend, but it is not required.

26.	May I Speak at the Hearing?

You may ask the Court for permission to speak at the Settlement Hearing. To do so, you must send a letter stating your intention to appear in In re Motive, Inc. Securities Litigation, Civil Action No. A-05-CV-923 and/or Adair v. Motive, Case No. A-06-CA-017-LY. Be sure to include your name, address, telephone number, your signature, and the number of shares of Motive common stock purchased and/or acquired between June 24, 2004 and October 26, 2005, inclusive or a statement that you are a current shareholder. Your notice of intention to appear must be received no later than                     , 2008, and be sent to the Clerk of the Court, and counsel at the addresses listed in Question 18. You cannot speak at the hearing regarding the Class Action if you exclude yourself from that Settlement.

IF YOU DO NOTHING

27.	What Happens if I Do Nothing at All?

If you do nothing, you will receive no money from the Class Action Settlement. But, unless you exclude yourself, you will not be able to start a lawsuit, continue with a lawsuit, or be part of any other lawsuit against the Settling Defendants or the Released Persons about the same claims being released in the Class Action Settlement.

OBTAINING MORE INFORMATION

28.	Are There More Details About the Settlements?

This Notice summarizes the proposed Settlements. More details are in the Stipulation and Agreement of Partial Settlement dated December 6, 2007 (the “Stipulation”) for the Class Action and in the Stipulation of Settlement dated December 6, 2007 (“Derivative Stipulation”) for the Derivative Settlement. You can obtain copies of the Stipulations or more information about the Settlement by visiting www.motivesecuritiessettlement.com or by writing to Co-Lead Counsel in the Class Action: Gregory Castaldo or Kay E. Sickles, Schiffrin Barroway Topaz & Kessler, LLP, 280 King of Prussia Road, Radnor, PA 19087, (610) 667-7706; or William B. Federman, Federman & Sherwood, 10205 N. Pennsylvania Avenue, Oklahoma City, OK 73120, (405) 235-1560; or by writing to Derivative Plaintiff’s Counsel regarding the Derivative Settlement: Brian Felgoise, The Law Offices of Brian M. Felgoise, PC, 261 Old York Road, Suite 423, Jenkintown, PA 19046. You can also obtain copies of the Stipulations from the Clerk’s office at the United States District Court for the Western District of Texas, Austin Division, United States Courthouse, 200 West 8th Street, Room 130, Austin, TX 79701, during regular business hours.

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

DO NOT TELEPHONE THE COURT REGARDING THIS NOTICE

SPECIAL NOTICE TO NOMINEES

If you i) purchased the common stock of Motive between June 24, 2004 and October 26, 2005, inclusive, as nominee for a beneficial owner or ii) purchased one or more shares of Motive common stock as nominee for a beneficial owner who currently holds one or more shares of Motive common stock, then, the Court has ordered that within ten (10) days after you receive this Notice, you must either: (1) send a copy of this Notice by first class mail to all such beneficial owners; or (2) provide a list of the name and addresses of such beneficial owners to the Claim Administrator:

In re Motive, Inc. Securities Litigation

c/o A.B. Data, Ltd.

Claims Administrator

P.O. Box 170500

Milwaukee, WI 53217

(866) 963-9973

If you choose to mail the Notice and Proof of Claim yourself, you may obtain from the Claim Administrator (without cost to you) as many additional copies of these documents as you will need to complete the mailing.

Regardless of whether you choose to complete the mailing yourself or elect to have the mailing performed for you, you may obtain reimbursement for reasonable administrative costs actually incurred in connection with forwarding the Notice and which would not have been incurred but for the obligation to forward the Notice, upon submission of appropriate documentation to the Claims Administrator.

DATED:	,2007	BY ORDER OF THE COURT UNITED STATES DISTRICT COURT WESTERN DISTRICT OF TEXAS

QUESTIONS? CALL 1-866-963-9973 OR VISIT:

www.motivesecuritiessettlement.com

EXHIBIT C

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF TEXAS

IN Re MOTIVE, INC. SECURITIES LITIGATION	: : :	Civil Action No. A-05-CV-923-LY

GLENN AD AIR, Derivatively and on Behalf of Nominal Defendant Motive, Inc.,	: : : :	Case No. A-06-CA-017-LY
Plaintiff,	:
v.	:
SCOTT L. HARMON, PAUL M. BAKER, VIRGINIA GAMBALE, MICHAEL J. MAPLES, SR., TOM MEREDITH, DAVID SIKORA, HARVEY WHITE, ERIC L. JONES, MICHAEL LaVIGNA and JOHN D. THORNTON,	: : : : : : :
Defendants,	:
and	:
MOTIVE, INC.,	: :
Nominal Defendant.	:

SUMMARY NOTICE OF PROPOSED PARTIAL SETTLEMENT AND COMPLETE

SETTLEMENT OF DERIVATIVE ACTION AND

SETTLEMENT HEARING

TO:	ALL PERSONS AND ENTITIES WHO PURCHASED OR OTHERWISE ACQUIRED THE COMMON STOCK OF MOTIVE, INC. BETWEEN JUNE 24, 2004 AND OCTOBER 26, 2005, INCLUSIVE.

YOU ARE HEREBY NOTIFIED that the action captioned In re Motive, Inc. Sec. Litig., Civil Action No. A-05-CV-923-LY (“Class Action”) has been certified as a class action for purposes of settlement and that a partial settlement with certain defendants for Seven Million Dollars ($7,000,000) in cash (the “Settlement Cash”) and 2.5 million shares of Motive, Inc. common stock

(the “Settlement Stock”) (together, the “Settlement Fund”) has been proposed. As explained in the Notice of Pendency of Class Action and Proposed Partial Settlement of Class Action and Complete Settlement of Derivative Action and Motion for Attorneys’ Fees and Expenses (the “Notice”), the Settlement Stock will not be distributed to the Class and will only add value to the Settlement under specific circumstances. Please see the Notice for more information concerning the Settlement Stock.

In addition, the parties in Adair v. Harmon, Case No. A-06-CA-017-LY (“Derivative Action”), have reached a settlement which will provide corporate governance benefits to Motive, which are explained in the Notice. The Derivative Action is brought derivatively on behalf of Motive, and not on behalf of the individual shareholders of Motive. No monetary relief will be provided.

A hearing will be held before the Honorable Lee Yeakel in the United States District Court for the Western District of Texas, United States Courthouse, 200 West 8th Street, Austin, TX 78701, Courtroom             , at     :         .m., on                     , 2008 to determine whether: (1) the proposed partial settlement of the Class Action should be approved by the Court as fair, reasonable and adequate; (2) the deposit, distribution, and any sale of the Settlement Stock is subject to exemption from registration under Section 3 (a)(10) of the Securities Act of 1933, as amended, and the Texas Securities Act, if applicable; (3) Co-Lead Counsel’s application for an award of attorneys’ fees and reimbursement of expenses in the Class Action should be approved; (4) the claims against the Settling Defendants in the Class Action should be dismissed with prejudice; (5) the complete settlement of the Derivative Action should be approved; (6) Derivative Counsel’s application for an award of attorneys’ fees and reimbursement of expenses in the Derivative Action should be

2

approved; and (6) the claims against the defendants in the Derivative Action should be dismissed with prejudice. The claims asserted in the Class Action against non-settling defendant Ernst & Young will not be dismissed, as it is not participating in the partial settlement of the Class Action.

IF YOU ARE A MEMBER OF THE CLASS OR GROUP OF SHAREHOLDERS DESCRIBED ABOVE, YOUR RIGHTS WILL BE AFFECTED AND YOU MAY BE ENTITLED TO SHARE IN THE SETTLEMENT FUND. If you have not yet received the full printed Notice and Proof of Claim and Release form (“Proof of Claim”), you may obtain copies of these documents by visiting www.motivesecuritiessettlement.com or by contacting:

In re Motive, Inc. Securities Litigation

c/o A.B. Data, Ltd.

Claims Administrator

P.O. Box 170500

Milwaukee, WI 53217

Inquiries, other than requests for the forms of Notice and Proof of Claim, may be made to

Co-Lead Counsel for the Class Action:

Gregory M. Castaldo, Esq.

Kay E. Sickles, Esq.

Christopher L. Nelson, Esq.

Schiffrin Barroway Topaz & Kessler, LLP

280 King of Prussia Road

Radnor, PA 19087

William B. Federman, Esq.

Stuart W. Emmons, Esq.

Federman & Sherwood

10205 N. Pennsylvania Avenue

Oklahoma City, OK 73120

To participate in the partial settlement of the Class Action, you must submit a Proof of Claim no later than                     , 2008. If you are a member of the Class and do not submit a proper

3

Proof of Claim, you will not share in the partial settlement but you nevertheless will be bound by the Order and Final Judgment of the Court. As more fully described in the Notice, the deadline for submitting objections and requests for exclusion in the Class Action and objections to the Derivative Action is                     , 2007. If you wish to submit an objection or request for exclusion, please make reference to paragraph 22 in the Notice.

Further information may also be obtained by directing your inquiry in writing to the Claims Administrator, A.B. Data, Ltd., at the address listed above.

By Order of The Court

4

EXHIBIT D

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF TEXAS

(AUSTIN DIVISION)

GLENN ADAIR, Derivatively and on Behalf of Nominal Defendant Motive, Inc.,	: : :	Case No. A-06-CA-017-LY
Plaintiff,	:
v.	:
SCOTT L. HARMON, PAUL M. BAKER, VIRGINIA GAMBALE, MICHAEL J. MAPLES, SR., TOM MEREDITH, DAVID SIKORA, HARVEY WHITE, ERIC L. JONES, MICHAEL LaVIGNA and JOHN D. THORNTON,	: : : : : : :
Defendants,	:
and	:
MOTIVE, INC.,	: :
Nominal Defendant.	:

PRELIMINARY ORDER IN CONNECTION

WITH SETTLEMENT PROCEEDINGS

The parties to this action have entered into and filed with this Court a Stipulation of Settlement of Derivative Action (the “Derivative Stipulation”). Plaintiff moved for preliminary approval of this Settlement.

The Court has considered the Derivative Stipulation, and has determined that the proposed Settlement merits preliminary approval and that a hearing should be held as to the fairness, reasonableness and adequacy of the proposed Settlement of the Settled Derivative Claims on the terms set forth in the Derivative Stipulation, and as to the attorneys’ fees and expenses to be awarded to Derivative Plaintiff’s Counsel.

1

The Court has concluded that Notice should be given to Motive, Inc.’s (“Motive”) Shareholders in accordance with the procedures set forth below. The procedures described herein and in the attachments hereto will provide the Shareholders with the best notice practicable under the circumstances and will satisfy the requirements of Rule 23.1 of the Federal Rules of Civil Procedure and of due process.

IT IS THEREFORE ORDERED that:

1.	Pursuant to the provisions and conditions of paragraphs 10 through 12 of the Derivative Stipulation, this action is to be treated preliminarily as properly maintained derivatively on behalf of Motive under Rule 23.1 of the Federal Rules of Civil Procedure and Plaintiff Glenn Adair is an appropriate derivative plaintiff.

2.	A hearing pursuant to Rule 23.1 shall be held before this Court on , 2008 at .m. (the “Hearing”) in Courtroom of the United States District Court for the Western District of Texas, for purposes of determining:

a.	whether the proposed Settlement of the above-captioned action, on the terms and conditions set forth in the Derivative Stipulation, should be approved by the Court pursuant to Rule 23.1 of the Federal Rules of Civil Procedure;

b.	whether the Court should enter an “Order and Final Judgment of Dismissal,” in the form annexed to the Derivative Stipulation as Exhibit A, dismissing the Settled Derivative Claims as provided in the Derivative Stipulation;

c.	the appropriate award to be made to Derivative Plaintiff’s Counsel for fees and expenses incurred in connection with the Derivative Action, if the Settlement proposed by the Derivative Stipulation is approved; and

d.	such other matters as may be necessary and proper.

3.	The Court reserves the right to adjourn the Hearing, including consideration of the application for attorneys’ fees and expenses, without further written or oral notice other than by announcement at the Hearing of any adjournment thereof.

2

4.	The Court reserves the right to approve the Settlement at or after the Hearing with such modifications as may be consented to by the parties to the Derivative Stipulation, without further notice to Shareholders.

5.	Notice of the proposed Derivative Stipulation, the application for attorneys’ fees and disbursements and the hearing thereon, shall be provided to Motive Shareholders in the following manner:

a.	on of before , 2008, Derivative Plaintiff shall cause a copy of the Notice of Pendency and Proposed Partial Settlement of Class Action and Derivative Action and Motion for Attorneys’ Fees and Expenses (the “Notice”), in substantially the form annexed to the Derivative Stipulation as Exhibit B, which form is hereby approved, to be sent in accordance with the Securities Class Action Stipulation (as defined in the Derivative Stipulation);

b.	on or before , 2008, Derivative Plaintiff shall cause a copy of the Summary Notice of Proposed Settlement of Class Action and Derivative Action, Attorneys’ Fee Application and Settlement Hearing (the “Summary Notice”), in substantially the form annexed to the Derivative Stipulation as Exhibit C, which form is hereby approved, to be published in accordance with the Securities Class Action Stipulation;

c.	in accordance with the Securities Class Action Stipulation, all brokers, dealers, banks, voting trustees and other nominees for Motive Shareholders shall be requested in the Notice to forward promptly a copy of the Notice to the beneficial Shareholders of Motive. Derivative Plaintiff will make available additional copies of the Notice to any record holder requesting copies of the Notice for purposes of distribution to beneficial owners of shares of Motive;

d.	at least seven (7) calendar days prior to the Hearing, Derivative Plaintiffs Counsel shall file with the Court an affidavit indicating compliance with the Notice provisions of this Preliminary Order.

3

6.	The form and method of Notice specified herein is hereby found to be the best notice practicable under the circumstances and shall constitute due and sufficient notice of the Settlement and the Hearing to all persons entitled to receive such notice in compliance with the provisions of Rule 23.1 of the Federal Rules of Civil Procedure and the requirements of due process.

7.	a. Any Shareholder of Motive may appear at the Hearing, in person or through counsel of his or her choice, to show cause why (i) the Settlement as set forth in the Derivative Stipulation should not be approved; (ii) judgment dismissing the Derivative Action on the terms contained in the Derivative Stipulation should not be entered; or (iii) Derivative Plaintiff’s Counsel should not be awarded the attorneys’ fees and expenses requested. No person shall be heard, or be entitled to object to or otherwise contest the foregoing, unless such person, no later than twenty (20) calendar days prior to the hearing, has (i) filed with the Clerk of the Court, and (ii) served by hand delivery or first class mail, postage prepaid, on each of the following counsel the written statement described below in section 7(b):

Brian M. Felgoise, Esquire

Law Offices of Brian M. Felgoise

261 Old York Road, P.O. Box 706

Jenkintown, PA 19046

Plaintiff’s Derivative Counsel

Keith Eggleton, Esquire

Rodney G. Strickland, Esquire

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304-1050

4

Clayton Basser-Wall, Esquire

Wilson Sonsini Goodrich & Rosati, P.C.

8911 Capital of Texas Highway North

Westech 360, Suite 3350

Austin, TX 78759

Attorneys for Defendants Virginia

Gambale, Michael J. Maples, Sr., Tom Meredith, Dave

Sikora, Harvey White, Eric L. Jones, Michael LaVigna,

John D. Thornton and Nominal Defendant Motive, Inc.

b.	The written statement required by section 7(a) must list all of such person’s objections(s) and all the grounds or reasons therefore, including any briefs or affidavits in support of such objection(s) and a statement indicating whether such person intends to appear at the Hearing, together with the following information:

i.	the name, address and telephone number of the objector and his, her or its counsel, if any; and

ii.	the number of shares of Motive common stock owned by such objector and the date(s) of purchase(s). The objector shall also provide proof thereof in the form of a broker’s confirmation slip, statement of account or a notarized statement from the broker, or other satisfactory proof of current ownership of his, her or its Motive stock, or a satisfactory explanation in affidavit form as to why such proof is unavailable.

c.	Any Shareholder who does not timely file and serve the written statement described above in section 7(b) in the manner provided herein shall be deemed to have waived any objection such Shareholder might have and shall forever be barred, in these proceedings or in any other proceeding, from making any objection to or otherwise challenging the Settlement, the Derivative Stipulation or any provision thereof, the judgment dismissing this action, or the application and award of attorneys’ fees and expenses and/or any other proceedings herein, and shall have no right to appeal therefrom.

5

8.	Institution or prosecution of any and all proceedings in this or any other court relating to or arising out of any of the Settled Derivative Claims (as defined in the Derivative Stipulation), other than such proceedings as may be necessary to carry out the terms and conditions of the Derivative Stipulation or the responsibilities related or incidental thereto, shall be barred and released.

9.	If the Derivative Stipulation is not approved or does not become effective or final for any reason, including as a result of modification or reversal of the Order of Final Judgment and Dismissal on appeal, the Derivative Stipulation and all proceedings held in connection therewith shall be null and void and vacated and this action shall proceed completely without prejudice to the status quo ante rights of the parties as to any matter of law or fact, and all parties shall be returned to their positions as of , and all documents executed pursuant to the Derivative Stipulation shall be revoked and canceled.

Dated:

LEE YEAKEL
UNITED STATES DISTRICT JUDGE

6